PROSPECTUS SUPPLEMENT	REGISTRATION NO. 333-44286
(To Prospectus dated February 17, 2006)	Filed Pursuant to Rule 424(b)(3)

1,000,000,000 Depositary Receipts

Europe 2001 HOLDRS (SM) Trust

This prospectus supplement supplements information contained in the prospectus dated February 17, 2006 relating to the sale of up to 1,000,000,000 depositary receipts by the Europe 2001 HOLDRS (SM) Trust.

The share amounts specified in the table in the “Highlights of Europe 2001 HOLDRS” section of the base prospectus shall be replaced with the following:

Name of Company	Ticker	Share Amounts	Primary U.S. Trading Market
AEGON, N.V.	AEG	5.2	NYSE
Alcatel-Lucent*	ALU	3	NYSE
Amdocs Limited	DOX	3	NYSE
ARM Holdings plc*	ARMHY	8	NASDAQ
ASM International N.V.	ASMI	13	NASDAQ
ASML Holding N.V.	ASML	7	NASDAQ
AstraZeneca PLC.*	AZN	4	NYSE
AXA*	AXA	6	NYSE
Bookham Inc.	BKHM	1.2	NASDAQ
BP p.l.c.*	BP	4	NYSE
Business Objects S.A.*	BOBJ	4.5	NASDAQ
DaimlerChrysler AG	DCX	4	NYSE
Deutsche Telekom AG*	DT	5	NYSE
Diageo p.l.c.*	DEO	5	NYSE
Elan Corporation, p.l.c.*	ELN	4	NYSE
Ericsson LM Telephone Company*	ERIC	1.6	NASDAQ
GlaxoSmithKline p.l.c.*	GSK	6	NYSE
Infineon Technologies AG*	IFX	5	NYSE
ING Group N.V.*	ING	4	NYSE
IONA Technologies p.l.c.*	IONA	3	NASDAQ
Koninklijke Philips Electronics N.V.	PHG	5	NYSE
Millicom International Cellular S.A.*	MICC	8	NASDAQ
New WPP Group p.l.c.	WPPGY	3	NASDAQ
Nokia Corp.*	NOK	5	NYSE
Novartis AG*	NVS	5	NYSE
Qiagen N.V.	QGEN	6	NASDAQ
Repsol YPF, S.A.*	REP	11	NYSE
Ryanair Holdings p.l.c.* (1)	RYAAY	16	NASDAQ
Sanofi-Aventis SA*	SNY	4.6956	NYSE
SAP AG*	SAP	4	NYSE
(New) Scottish Power p.l.c.*	SPI	5.555557	NYSE
Merck Serono S.A.* (2)	SRA	9	NYSE
Shire p.l.c.*	SHPGY	4	NASDAQ
Skillsoft p.l.c.*	SKIL	6	NASDAQ
STMicroelectronics N.V.	STM	4	NYSE

(continued on following page)

Name of Company	Ticker	Share Amounts	Primary U.S. Trading Market
Telefonica S.A.*	TEF	4.555843218	NYSE
Total S.A.*	TOT	6	NYSE
UBS AG	UBS	6	NYSE
Unilever N.V.	UN	9	NYSE
(New) Vodafone Group p.l.c.*	VOD	5.25	NYSE

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* The securities of these non-U.S. companies trade in the United States as American Depository Receipts. Please see “Risk Factors” and “Federal Income Tax Consequences—Special considerations with respect to underlying securities of foreign issuers” for additional information relating to an investment in a non-U.S. company.

(1)           Effective January 11, 2007, Serono S.A., an underlying constituent of the Europe 2001 + HOLDRS Trust, changed its name to Merck Serono S.A. (NYSE ticker “SRA”). Effective January 22, 2007, creations of Europe 2001 + HOLDRS require 9 shares of Merck Serono S.A. per round lot of 100 Europe 2001 + HOLDRS.

(2)           Effective March 5, 2007, creations of Europe 2001 + HOLDRS require 16 shares of Ryanair Holdings p.l.c. (NASDAQ ticker “RYAAY”) per round lot of 100 Europe 2001 + HOLDRS due to the 2 for 1 stock split of Ryanair Holdings p.l.c.

The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

The date of this prospectus supplement is March 31, 2007.